SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     April 11, 2007

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	0-5905	62-0156300
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1715 West 38th Street, Chattanooga, Tennessee 37409

(Address of principal executive offices, including zip code)

(423) 821-4571

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 11, 2007, Chattem, Inc. (the “Company”) entered into an Indenture with U.S. Bank, National Association, as trustee (the “Trustee”), with respect to the Company’s 1.625% Convertible Senior Notes due 2014 in the aggregate principal amount of $100 million (after exercise by the initial purchaser of it over-allotment option)(the “Notes”), which among other things, governs rights associated with the Notes. A copy of the Indenture is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the sale of its Notes, the Company also entered into a Registration Rights Agreement, dated April 11, 2007, with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Pursuant to the Registration Rights Agreement, the Company will file a shelf registration statement covering resales by holders of the Notes and any common stock issuable upon conversion of such Notes (subject to certain conditions specified in the Registration Rights Agreement) no later than 90 days after the original issuance of the Notes. The Company will use its commercially reasonable efforts to cause such registration to become effective as promptly as practicable, but in no event later than 180 days after filing such registration statement. In addition, the Company will use its commercially reasonable efforts to keep the registration statement effective until the earlier of (i) the date which is two years from the original issuance of the Notes or (ii) the date on which all securities covered by the registration statement are no longer registrable securities.

If the Company fails to comply with any of the foregoing requirements, then, in each case, it will pay additional interest to all holders of Notes equal to (i) 0.25% per annum for the first 90 days after such registration default and (ii) thereafter, 0.50% per annum. A copy of the Registration Rights Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 8.01.              Other Events.

As previously disclosed in the Current Report on Form 8-K filed by the Company on April 11, 2007, on April 10, 2007, the Company entered into a Convertible Bond Hedge (“Bond Hedge”) with Merrill Lynch International (“MLI”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated. In a separate transaction, the Company entered into a Warrant Transaction (“Warrant Transaction”) with MLI and Merrill Lynch, Pierce, Fenner & Smith Incorporated on April 10, 2007.

The Bond Hedge and the Warrant Transaction are separate transactions from the issuance of the Notes, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Bond Hedge or the Warrant Transaction.

A copy of the agreement relating to the Bond Hedge is attached hereto as Exhibit 99.1 and incorporated herein by reference. A copy of the agreement relating to the Warrant Transaction is attached hereto as Exhibit 99.2 and incorporated herein by reference.

The Company has also announced that it currently expects earnings per share in fiscal 2007 to be in the range of $2.94 to $3.19, as compared to the Company’s earlier guidance of $2.85 to $3.10, in each case excluding stock option expense under SFAS 123R and debt extinguishment charges, both of which are non-cash items. The Company’s increase in earnings guidance is due to reduced interest expense as a result of the refinancing of a portion of the Company's senior secured term loan indebtedness with a portion of the net proceeds of the Notes and reduced borrowing rates under the Company’s senior secured revolving credit facility in accordance with the terms of the Sixth Amendment to Credit Agreement dated April 3, 2007. Stock option expense under SFAS 123R is estimated to be $0.14 per share prior to the impact of any additional option grants in fiscal 2007. The Company will incur a debt extinguishment charge of approximately $0.05 per share in the second quarter of fiscal 2007 as a result of the refinancing of a portion of the Company's term loan indebtedness with proceeds from the Notes. The Company has also borrowed amounts under its senior secured revolving credit facility to refinance a portion of the term loan indebtedness at reduced interest rates, which will result in a debt extinguishment charge of approximately $0.03 per share in the second quarter of fiscal 2007. Earnings per share in fiscal 2007 including stock option expense under SFAS 123R and the foregoing debt extinguishment charges are expected to be in the range of $2.72 to $2.97. The revised guidance does not include the impact of any additional option grants in fiscal 2007 or any debt extinguishment charges other than those described above, including charges that would be incurred if the Company prepays additional term loan indebtedness during the remainder of fiscal 2007.

Statements in this Form 8-K relating to fiscal 2007 guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

Item 9.01.              Financial Statements and Exhibits.

            (d)   Exhibits:

10.1	Indenture, dated April 11, 2007, between Chattem, Inc. and U.S. Bank, National Association.

10.2	Registration Rights Agreement, dated April 11, 2007, between Chattem, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Letter Agreement, dated April 10, 2007, among Chattem, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	Letter Agreement, dated April 10, 2007, among Chattem, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATTEM, INC.

April 17, 2007	By:	/s/ Theodore K. Whitfield, Jr.
Theodore K. Whitfield, Jr.
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.             Exhibit Description

10.1	Indenture, dated April 11, 2007, between Chattem, Inc. and U.S. Bank, National Association.

10.2	Registration Rights Agreement, dated April 11, 2007, between Chattem, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.1	Letter Agreement, dated April 10, 2007, among Chattem, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

99.2	Letter Agreement, dated April 10, 2007, among Chattem, Inc., Merrill Lynch International and Merrill Lynch, Pierce, Fenner & Smith Incorporated.